EXHIBIT 23.1

                         CONSENT OF INDEDEPENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form SB-2 of California Clean Air, Inc. (formerly Breakthrough Technology Partners I, Inc.) of our report dated March 25, 2003, except with respect to
Note 6 as to which the date is June 16, 2003, on our audits of the consolidated balance sheets of California Clean Air, Inc. (formerly Breakthrough Technology Partners I, Inc.) as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2002.

We also consent to the reference made to us under the caption "Experts" in this Registration Statement on Form SB-2.



/s/TIMOTHY L.  STEERS

Timothy L.  Steers, CPA, LLC

Portland, OR
October 28, 2003